FOR IMMEDIATE RELEASE

Orient Paper, Inc. Launches PM1 Insulation Liner Paper Production Line

BAODING, Hebei, China – May 28, 2014 - Orient Paper, Inc. (NYSE MKT: ONP) (“Orient Paper” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced the Company has recently commenced the final commercial production phase of its PM1 renovation project, producing insulation liner paper.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper commented, “We are very pleased to re-launch the renovated PM1 a few months earlier than our original schedule. The purpose of our modernization plan is not only to convert PM1 into a more energy-efficient production line but also to produce higher profit margin products. The insulation liner paper is used to sandwich certain insulation materials as a construction material for wall and floor insulation. It can also be combined with certain plastic woven cloth to manufacture new moisture-proof packaging material for transportation of books and magazines by the publishing industry in China. Both product applications are expected to be benefited from stable market demand in this region.”

With a designed annual production capacity of 50,000 tonnes, the output of the new PM1 has started stabilizing each day, and is expected to bring in revenue in the range of between $7 million to $9 million for 2014.

For site photos of the new PM1, please visit Orient Paper’s website at: http://www.orientpaperinc.com/images/InsulationLinerPaperLine.pdf

About Orient Paper, Inc.

Orient Paper, Inc. (“Orient Paper”) is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three types of paper products namely, packaging paper (corrugating medium paper), offset printing paper, and other paper products, including digital photo paper, insulation liner paper and household/tissue paper that the Company is currently expanding into.

With production operations based in Baoding in North China’s Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper’s production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings, Inc., which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing, packaging and construction paper.

Founded in 1996, ONP has been listed on the NYSE MKT Board since December 2009. (Please visit http://www.orientpaperinc.com.)

For investor and media inquiries, please contact:

Investor and Media Contacts:

Orient Paper, Inc.

T: 1-562-818-3817

E: ir@orientpaperinc.com

FleishmanHillard

T: +852-2530-0228

E: ir@orientpaperinc.com